Exhibit 7.1

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:     Mymetics Corporation

We agree with the Company's statements in Item 4.02 of Form 8-K regarding our discovery and immediate reporting of what we believe to be errors in previously issued financial statements.  We are in agreement with management's intentions regarding the restatement discussed in this Form 8-K.

/S/ PETERSON SULLIVAN LLP

Peterson Sullivan LLP
Seattle, Washington
March 16, 2011